EXHIBIT 99.1

US Ecology Announces Fourth Quarter and Full Year 2021 Results

BOISE, Idaho, Feb. 25, 2022 (GLOBE NEWSWIRE) -- US Ecology, Inc. (NASDAQ-GS: ECOL) (“US Ecology” or “the Company”) today reported results for the fourth quarter and year ended December 31, 2021.

FOURTH QUARTER HIGHLIGHTS COMPARED TO PRIOR YEAR:

  Total revenue increases 8% to $261.4 million
  Waste Solutions Base Business grows 9% on improving underlying fundamentals
  Waste Solutions Event Business rebounds with 15% growth
  Field Services segment revenue declines 4% due to difficult comparison to prior year
  Energy Waste recovery continues; revenue more than doubles and adjusted EBITDA margin improves to 35%
  Net Income of $3.6 million, earnings per diluted share of $0.11
  Adjusted EBITDA of $42.1 million
  Adjusted free cash flow of $16.5 million

“We are encouraged by the improvement in our underlying business activity, which drove sequential improvement in revenue in the fourth quarter despite continued supply chain and pandemic-related issues,” commented Chairman and Chief Executive Officer, Jeff Feeler. “Our Waste Solutions segment saw another quarter of solid growth in Base Business, which was up 9% compared to the fourth quarter last year, up 5% sequentially from the third quarter and up 6% for the full year. We also saw growth return in our Event Business, with a 15% improvement over the fourth quarter last year and 9% improvement sequentially compared to the third quarter. This progress resulted in sequential improvement in adjusted EBITDA and margin for our Waste Solutions segment.”

Feeler continued, “We are pleased with the continued momentum in our Energy Waste segment, which led to revenue for the fourth quarter more than doubling from a year ago to over $12 million and adjusted EBITDA margin increasing to 35% on the increased business activity levels. In the Field Services segment, revenue declined 4% on a difficult comparison to last year with lower COVID decontamination work and lower transportation services. We also saw elevated inflationary impacts and a less favorable service mix which resulted in margin compression. The positive momentum in our Small Quantity Generation service line delivered growth of 9%, helping to partially offset weakness in other service lines. Pricing initiatives are underway in our first quarter of 2022 to address these challenging conditions.”

FOURTH QUARTER 2021 RESULTS

Revenue was $261.4 million in the fourth quarter of 2021, up 8% compared to $241.1 million in the fourth quarter of 2020.

Revenue for the Waste Solutions segment was $123.5 million, up 17% from $105.7 million in the fourth quarter of 2020. Growth across our service lines was led by a 9% increase in Base Business, a 15% increase in Event Business and a 32% increase in transportation revenue, compared to the same period in 2020.

Revenue for the Field Services segment was $125.7 million, down 4% from $130.5 million in the fourth quarter of 2020. This was primarily driven by decreases in our Transportation and Emergency Response service lines and partially offset by higher revenues from our Small Quantity Generation and other service lines.

Revenue for the Energy Waste segment increased to $12.2 million compared to $4.8 million in the fourth quarter of 2020, which was driven by recovering oil demand and increased rig counts and other investments.

Net income was $3.6 million, or $0.11 per diluted share, compared to a net loss of $92.4 million, or $2.97 per diluted share, in the fourth quarter of 2020. Adjusted earnings per diluted share was $0.13 compared to adjusted earnings per diluted share of $0.19 in the fourth quarter of 2020.

Cash earnings per diluted share was $0.31 compared to $0.41 for the fourth quarter of 2020. Adjusted EBITDA was $42.1 million compared to $42.8 million in the fourth quarter of 2020.

Definitions and reconciliations of net income (loss) to adjusted EBITDA, earnings (loss) per diluted share to adjusted earnings per diluted share, earnings (loss) per diluted share to cash earnings per diluted share, and net cash provided by operating activities to adjusted free cash flow are attached as Exhibit A to this release.

YEAR-TO-DATE RESULTS

Revenue for 2021 grew 6% to $988.0 million compared to $933.9 million in 2020.

Net income was $5.3 million, or $0.17 per diluted share, in 2021 compared to a net loss of $389.4 million, or $12.51 per diluted share, in 2020. Adjusted earnings per diluted share was $0.17 for 2021 compared to adjusted earnings per diluted share of $0.61 for 2020.

Cash earnings per diluted share was $0.97 for 2021 compared to $1.48 for 2020.

Adjusted free cash flow was $56.7 million for 2021 compared to $68.8 million in 2020.

Definitions and reconciliations of net income (loss) to adjusted EBITDA, earnings (loss) per diluted share to adjusted earnings per diluted share, earnings (loss) per diluted share to cash earnings per diluted share, and net cash provided by operating activities to adjusted free cash flow are attached as Exhibit A to this release.

REPUBLIC SERVICES TRANSACTION

On February 9, 2022, the Company announced a definitive agreement to be acquired by Republic Services, Inc., for consideration to common stockholders of $48 per share in cash, representing a total enterprise value of approximately $2.2 billion. The transaction is expected to close by the end of the second quarter, subject to the satisfaction of customary closing conditions, including receipt of regulatory approvals and approval by holders of a majority of the outstanding shares of US Ecology's common stock.

CANCELLATION OF EARNINGS CONFERENCE CALLS AND SUSPENSION OF GUIDANCE

In light of the pending transaction with Republic Services, Inc., the Company has cancelled its quarterly earnings conference calls. The Company will not be providing financial guidance for the full year 2022 while the transaction is pending.

ABOUT US ECOLOGY, INC.

US Ecology, Inc. is a leading provider of environmental services to commercial and government entities. The company addresses the complex waste management and response needs of its customers offering treatment, disposal, beneficial re-use, and recycling of hazardous, non-hazardous, radioactive and other specialty waste. US Ecology also provides a variety of vertically integrated field services including logistics and response at its customers in-field locations and through its network of 10-day transfer facilities. Logistics solutions include specialty waste packaging, collection lab pack, transportation, and total waste management. Response solutions include emergency response, oil spill response standby services, spill clean-up services, remediation, and industrial services. US Ecology’s focus on safety, environmental compliance, and best-in-class customer service enables us to effectively meet the needs of US Ecology’s customers and to build long lasting relationships. US Ecology has been protecting the environment since 1952. For more information, visit www.usecology.com.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This communication  contains “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements include statements concerning anticipated future events and expectations that are not historical facts. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions or the negative thereof. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, including, without limitation: (1) risks related to the consummation of the merger, including the risks that (a) the merger with Republic Services, Inc. may not be consummated within the anticipated time period, or at all, (b) the parties may fail to obtain shareholder approval of the merger agreement, (c) the parties to the merger agreement with Republic Services, Inc. may fail to secure the termination or expiration of any waiting period applicable under the HSR Act, and (d) other conditions to the consummation of the merger under the merger agreement may not be satisfied; (2) the effects that any termination of the merger agreement with Republic Services, Inc. may have on US Ecology or its business, including the risks that (a) US Ecology’s stock price may decline significantly if the merger is not completed, (b) the merger agreement may be terminated in circumstances requiring US Ecology to pay Republic Services, Inc. a termination fee, or (c) the circumstances of the termination, including the possible imposition of a 12-month tail period during which the termination fee could be payable upon certain subsequent transactions, may have a chilling effect on alternatives to the merger; (3) the effects that the announcement or pendency of the merger may have on US Ecology and its business, including the risks that as a result (a) US Ecology’s business, operating results or stock price may suffer, (b) US Ecology’s current plans and operations may be disrupted, (c) US Ecology’s ability to retain or recruit key employees may be adversely affected, (d) US Ecology’s business relationships (including, customers and suppliers) may be adversely affected, or (e) US Ecology’s management’s or employees’ attention may be diverted from other important matters; (4) the effect of limitations that the merger agreement places on US Ecology’s ability to operate its business, return capital to shareholders or engage in alternative transactions; (5) the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the merger and instituted against US Ecology and others; (6) the risk that the merger and related transactions may involve unexpected costs, liabilities or delays; (7) other economic, business, competitive, legal, regulatory, and/or tax factors; and (8) other factors described under the heading “Risk Factors” in Part I, Item 1A of US Ecology’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as updated or supplemented by subsequent reports that US Ecology has filed or files with the U.S. Securities and Exchange Commission (“SEC”). Potential investors, shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Neither US Ecology nor Republic Services, Inc. assumes any obligation to publicly update any forward-looking statement after it is made, whether as a result of new information, future events or otherwise, except as required by law.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the proposed merger between a subsidiary of Republic Services, Inc. and US Ecology. US Ecology intends to file with the SEC a proxy statement in connection with the contemplated transaction. The definitive proxy statement will be sent or given to US Ecology stockholders and will contain important information about the contemplated transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed with the SEC at the SEC’s website at www.sec.gov, or without charge, contacting US Ecology’s Investor Relations, Alison Ziegler at aziegler@darrowir.com.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

U.S. Ecology and its directors and executive officers may be deemed to be participants in the solicitation of proxies from US Ecology’s stockholders in connection with the contemplated transaction. Information about US Ecology’s directors and executive officers is set forth in its proxy statement for its 2021 Annual Meeting of Stockholders, which may be obtained for free at the SEC’s website at www.sec.gov. Additional information regarding the interests of participants in the solicitation of proxies in connection with the contemplated transactions will be included in the proxy statement that US Ecology intends to file with the SEC.

US ECOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue
Waste Solutions	$123,542	$105,729	$451,249	$425,413
Field Services	125,693	130,536	500,187	473,754
Energy Waste	12,192	4,809	36,565	34,687

Total	261,427	241,074	988,001	933,854

Gross profit
Waste Solutions	44,058	38,299	154,223	161,341
Field Services	15,538	29,178	74,087	87,151
Energy Waste	2,902	922	4,768	1,659

Total	62,498	68,399	233,078	250,151

Selling, general & administrative expenses
Waste Solutions	7,520	6,633	27,262	26,475
Field Services	11,390	12,704	48,210	50,572
Energy Waste	3,065	6,265	13,040	19,722
Corporate	27,537	27,356	111,220	109,400

Total	49,512	52,958	199,732	206,169

Goodwill and intangible asset impairment charges
Field Services	-	24,300	-	41,000
Energy Waste	-	80,300	-	363,900

Operating income (loss)	12,986	(89,159)	33,346	(360,918)

Other income (expense):
Interest income	269	7	1,417	258
Interest expense	(6,944)	(7,468)	(28,966)	(32,595)
Foreign currency gain (loss)	214	(979)	(171)	(1,134)
Other	456	406	4,476	788

Total other expense	(6,005)	(8,034)	(23,244)	(32,683)

Income (loss) before income taxes	6,981	(97,193)	10,102	(393,601)
Income tax expense (benefit)	3,417	(4,784)	4,765	(4,242)

Net income (loss)	$3,564	$(92,409)	$5,337	$(389,359)

Earnings (loss) per share:
Basic	$0.11	$(2.97)	$0.17	$(12.51)
Diluted	$0.11	$(2.97)	$0.17	$(12.51)

Shares used in earnings (loss) per share calculation:
Basic	31,158	31,078	31,138	31,126
Diluted	31,359	31,078	31,373	31,126

Dividends paid per share	$-	$-	$-	$0.18

US ECOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2021	December 31, 2020
Assets

Current Assets:
Cash and cash equivalents	$67,487	$73,848
Receivables, net	250,154	241,978
Prepaid expenses and other current assets	32,136	28,379
Income tax receivable	14,441	18,279
Total current assets	364,218	362,484

Property and equipment, net	456,384	456,637
Operating lease assets	43,607	51,474
Restricted cash and investments	1,567	5,598
Intangible assets, net	489,573	523,988
Goodwill	413,126	413,037
Other assets	36,923	18,065
Total assets	$1,805,398	$1,831,283

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$64,793	$35,881
Deferred revenue	15,950	15,267
Accrued liabilities	51,265	59,296
Accrued salaries and benefits	29,438	30,918
Income tax payable	559	977
Current portion of long-term debt	3,359	3,359
Current portion of closure and post-closure obligations	5,771	6,471
Current portion of operating lease liabilities	15,799	17,048
Total current liabilities	186,934	169,217

Long-term debt	735,125	782,484
Long-term closure and post-closure obligations	93,149	89,398
Long-term operating lease liabilities	28,477	35,069
Other long-term liabilities	13,907	32,201
Deferred income taxes, net	123,482	120,983
Total liabilities	1,181,074	1,229,352

Commitments and contingencies

Stockholders’ Equity

Common stock	315	315
Additional paid-in capital	821,970	820,567
Retained deficit	(183,115)	(188,452)
Treasury stock	(10,652)	(15,841)
Accumulated other comprehensive loss	(4,194)	(14,658)
Total stockholders’ equity	624,324	601,931
Total liabilities and stockholders’ equity	$1,805,398	$1,831,283

US ECOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	For the Year Ended December 31,
	2021	2020
Cash Flows From Operating Activities:
Net income (loss)	$5,337	$(389,359)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property and equipment	70,799	66,561
Amortization of intangible assets	34,614	37,344
Accretion of closure and post-closure obligations	5,363	4,000
Change in fair value of minority interest investment	(3,509)	-
Unrealized foreign currency gain	(1,647)	(1,472)
Deferred income taxes	(635)	(4,148)
Share-based compensation expense	7,478	6,651
Share-based payment of business development and integration expenses	411	1,182
Unrecognized tax benefits	16	(8)
Net (gain) loss on disposition of assets	(116)	1,504
Amortization of debt discount	161	161
Amortization of debt issuance costs	2,440	2,217
Integration-related property and equipment charges	-	3,067
Goodwill impairment charges	-	404,900
Change in fair value of contingent consideration	282	(3,682)
Changes in assets and liabilities (net of effects of business acquisitions):
Receivables	(14,685)	8,381
Income tax receivable	3,830	(7,049)
Other assets	(5,271)	(5,443)
Accounts payable and accrued liabilities	15,985	(13,628)
Deferred revenue	658	(1,619)
Accrued salaries and benefits	(1,483)	(121)
Income tax payable	(430)	(549)
Closure and post-closure obligations	(3,279)	(1,744)
Net cash provided by operating activities	116,319	107,146

Cash Flows From Investing Activities:
Purchases of property and equipment	(68,666)	(57,399)
Proceeds from sale of property and equipment	2,431	1,897
Proceeds from sale of restricted investments	1,267	1,483
Purchases of restricted investments	(1,017)	(1,615)
Proceeds from sale of short-term investments	2,142	-
Minority interest investment	(712)	-
Insurance proceeds from damaged property and equipment	-	1,305
Business acquisitions, net of cash acquired	-	(3,309)
Net cash used in investing activities	(64,555)	(57,638)

Cash Flows From Financing Activities:
Proceeds from short-term borrowings	61,326	72,353
Payments on short-term borrowings	(61,326)	(72,353)
Payments on long-term debt	(48,500)	(74,500)
Payment of equipment financing obligations	(5,616)	(6,327)
Payment of contingent consideration liabilities	(2,553)	(2,517)
Deferred financing costs paid	(957)	(1,144)
Repurchases of common stock	(465)	(18,332)
Proceeds from long-term debt	-	90,000
Dividends paid	-	(5,667)
Other	-	28
Net cash used in financing activities	(58,091)	(18,459)

Effect of foreign exchange rate changes on cash	277	1,915

(Decrease) increase in cash and cash equivalents and restricted cash	(6,050)	32,964

Cash and cash equivalents and restricted cash at beginning of period	75,104	42,140

Cash and cash equivalents and restricted cash at end of period	$69,054	$75,104

EXHIBIT A
Non-GAAP Results and Reconciliations

US Ecology reports adjusted EBITDA, adjusted earnings (loss) per diluted share, cash earnings per diluted share results and adjusted free cash flow, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (“GAAP”) and believes that such information provides analysts, stockholders, and other users information to better understand the Company’s operating performance. Because adjusted EBITDA, adjusted earnings (loss) per diluted share and adjusted free cash flow are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA, adjusted earnings (loss) per diluted share and adjusted free cash flow are significant components in understanding and assessing financial performance.

Adjusted EBITDA, adjusted earnings (loss) per diluted share, cash earnings per diluted share and adjusted free cash flow should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA, adjusted earnings (loss) per diluted share and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
  Although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect cash requirements for such replacements;
  Adjusted EBITDA does not reflect our business development and integration expenses, which may vary significantly quarter to quarter;

Adjusted EBITDA

The Company defines adjusted EBITDA as net income before interest expense, interest income, income tax expense/benefit, depreciation, amortization, share-based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss, non-cash impairment charges, business development and integration expenses and other income/expense.

The following reconciliation itemizes the differences between reported net income (loss) and adjusted EBITDA for the three months and year ended December 31, 2021 and 2020:

(in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Net income (loss)	$3,564	$(92,409)	$5,337	$(389,359)
Income tax expense (benefit)	3,417	(4,784)	4,765	(4,242)
Interest expense	6,944	7,468	28,966	32,595
Interest income	(269)	(7)	(1,417)	(258)
Foreign currency (gain) loss	(214)	979	171	1,134
Other income	(456)	(406)	(4,476)	(788)
Goodwill and intangible asset impairment charges	-	104,600	-	404,900
Depreciation and amortization of plant and equipment	16,704	11,730	70,799	66,561
Amortization of intangible assets	8,113	9,532	34,614	37,344
Share-based compensation	1,730	1,790	7,478	6,651
Accretion and non-cash adjustments of closure & post-closure obligations	1,792	188	5,363	4,000
Business development and integration expenses	746	4,114	3,274	11,621
Adjusted EBITDA	$42,071	$42,795	$154,874	$170,159

Adjusted Earnings Per Diluted Share

The Company defines adjusted earnings per diluted share as net income (loss) adjusted for the after-tax impact of the gain on a minority interest investment, the after-tax impact of business development and integration costs, the after-tax impact of non-cash impairment charges, the after-tax impact of purchase accounting-related depreciation and amortization true-ups, and non-cash foreign currency translation gains or losses, divided by the number of diluted shares used in the earnings (loss) per diluted share calculation.

The gain on a minority interest investment excluded from the earnings (loss) per diluted share calculation represents an increase in the fair value of our investment based on a recent observable transaction in the equity of the entity. Impairment charges excluded from the earnings (loss) per diluted share calculation are related to the Company’s assessment of goodwill and intangible assets in 2020. Business development and integration costs excluded from the earnings (loss) per diluted share calculation relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses and transaction expenses. Purchase accounting-related depreciation and amortization true-ups relate to the retrospective impact of adjustments to the fair values of property, plant and equipment and intangible assets related to the NRC merger. The foreign currency translation gains or losses excluded from the earnings (loss) per diluted share calculation are related to intercompany loans between our Canadian subsidiaries and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars (“CAD”) requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/United States currency movements from period to period.

We believe excluding the gain on minority interest investment, business development and integration costs, non-cash impairment charges, the after-tax impact of purchase accounting-related depreciation and amortization true-ups, and non-cash foreign currency translation gains or losses from the earnings (loss) per diluted share calculation provides meaningful information to investors regarding the operational and financial performance of the Company.

Cash Earnings Per Diluted Share

The Company defines cash earnings per diluted share as adjusted earnings per diluted share (see definition above) plus amortization of intangible assets, net of tax.

The following reconciliation itemizes the differences between reported net income (loss) and earnings (loss) per diluted share to adjusted net income and adjusted earnings per diluted share and cash earnings per diluted share for the three months and year ended December 31, 2021 and 2020:

(in thousands, except per share data)	Three Months Ended December 31,
	2021				2020
	Income (loss) before income taxes	Income tax (expense) benefit	Net income (loss)	per share	(Loss) income before income taxes	Income tax benefit (expense)	Net (loss) income	per share
As Reported	$6,981	$(3,417)	$3,564	$0.11	$(97,193)	$4,784	$(92,409)	$(2.97)

Adjustments:
Plus: Business development and integration expenses	746	(205)	541	0.02	4,114	(1,131)	2,983	0.09
Foreign currency (gain) loss	(214)	59	(155)	-	979	(269)	710	0.02
Less: Purchase accounting depreciation true-up related to prior periods	-	-	-	-	(5,734)	1,577	(4,157)	(0.13)
Plus: Goodwill and intangible asset impairment charges	-	-	-	-	104,600	(5,776)	98,824	3.18

As Adjusted	$7,513	$(3,563)	$3,950	$0.13	$6,766	$(815)	$5,951	$0.19

Plus: Amortization of intangible assets	$8,113	$(2,237)	5,876	0.18	$9,532	$(2,619)	6,913	0.22

Cash earnings per diluted share	$15,626	$(5,800)	$9,826	$0.31	$16,298	$(3,434)	$12,864	$0.41

Shares used in earnings (loss) per diluted share calculation			31,359				31,078

(in thousands, except per share data)	Year Ended December 31,
	2021				2020
	Income (loss) before income taxes	Income tax (expense) benefit	Net income (loss)	per share	(Loss) income before income taxes	Income tax benefit (expense)	Net (loss) income	per share
As Reported	$10,102	$(4,765)	$5,337	$0.17	$(393,601)	$4,242	$(389,359)	$(12.51)

Adjustments:
Less: Gain on minority interest investment	(3,509)	965	(2,544)	(0.08)	-	-	-	-
Plus: Business development and integration expenses	3,274	(900)	2,374	0.08	11,621	(3,196)	8,425	0.27
Foreign currency loss	171	(47)	124	-	1,134	(312)	822	0.03
Plus: Goodwill and intangible asset impairment charges	-	-	-	-	404,900	(5,776)	399,124	12.82

As Adjusted	$10,038	$(4,747)	$5,291	$0.17	$24,054	$(5,042)	$19,012	$0.61

Plus: Amortization of intangible assets	$34,614	$(9,514)	25,100	0.80	$37,344	$(10,275)	27,069	0.87

Cash earnings per diluted share	$44,652	$(14,261)	$30,391	$0.97	$61,398	$(15,317)	$46,081	$1.48

Shares used in earnings (loss) per diluted share calculation			31,373				31,126

Adjusted Free Cash Flow

The Company defines adjusted free cash flow as net cash provided by operating activities less purchases of property plant and equipment, plus business development and integration expenses, plus payments of deferred/contingent purchase consideration, plus purchases of property and equipment for the Grand View, Idaho facility rebuild, plus proceeds from sale of property and equipment.

The following reconciliation itemizes the differences between reported net cash from operating activities to adjusted free cash flow for the three months and year ended December 31, 2021 and 2020:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2021	2020	2021	2020
Adjusted Free Cash Flow Reconciliation
Net cash provided by operating activities	$39,278	$23,902	$116,319	$107,146
Less: Purchases of property and equipment	(23,319)	(12,275)	(68,666)	(57,399)
Plus: Business development and integration expenses, net of tax	541	2,983	2,374	8,425
Plus: Purchases of property and equipment for the Idaho facility rebuild	17	1,469	1,653	4,284
Plus: Payment of deferred/contingent purchase consideration	-	432	2,553	4,432
Plus: Proceeds from sale of property and equipment	-	818	2,431	1,897

Adjusted Free Cash Flow	$16,517	$17,329	$56,664	$68,785

Contact: Alison Ziegler, Darrow Associates (201) 220-2678
aziegler@darrowir.com    www.usecology.com